Intellectual Property License

This Intellectual Property License (the “License” or “Agreement”) is entered into by and between Greenway Technologies, Inc., a Texas corporation having a place of business 1521 N Cooper St, Suite 205, Arlington, Texas 76011 (the “Licensor” or (“GWTI”)), and OPM Green Energy, LLC (“OPM”), a Texas limited liability company having a place of business at 892 Meadow Hill Road, Fort Worth, Texas 76108 (the “Licensee”). Licensor and Licensee each referred to herein as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Licensor invested millions of dollars and years of manpower researching and developing an economical small-scale Gas-to-Liquids (“GTL”) unit (“GTL Unit”) that converts natural gas to clean synthetic fuels (the “GTL Technology”). The GTL Unit represents proprietary, confidential technological advancements owned by GWTI, which is currently in the process of commercializing, marketing, and deploying. The GTL Unit consists of two primary components; (a) syngas generation machine (the “G-ReformerTM”) that eliminates the need for expensive steam methane reformers to create syngas from natural gas, and (b) a Fischer–Tropsch (“F-T”) reactor that will convert the syngas to a range of liquid hydrocarbons without appreciable waxes being formed. GWTI’s G-ReformerTM and GTL Unit represent the culmination of years of research, design and experimentation and provide GWTI with a significant advantage over competitors. GWTI continues to make every reasonable effort to maintain the necessary confidentiality and secrecy to protect its investment of time, labor and capital;

Whereas, GWTI intends to commercialize, market, and deploy these patented and/or proprietary units for pipelines, stored natural gas facilities, and/or stranded natural gas fields with a focus on producing high-cetane rated synthetic fuels (liquid fuels derived from natural gas or synfuels) such as diesel and jet fuel. The G-ReformerTM can be licensed, leased and/or sold for tens of millions of dollars each and, collectively, the G-Reformer TM can significantly alter the oil and gas industry;

Whereas, Licensee is in the process of obtaining and/or already secured leasehold rights to a GTL plant and technology and real property consisting of approximately 5.26 acres, located at 7391 U.S. 59, Wharton, Texas, 77488 and being more particularly described as Lot 1, Block 1, Infra Technology Addition, Wharton County, Texas as shown by plat thereof recorded in slide 3115 of the Wharton County Plat Cabinet Records, together with all easements and appurtenances thereto, and all improvements thereon, including, without limitation, the Gas To Liquids Plant and natural gas processing equipment (hereinafter “Wharton Plant”); and,

Whereas, Licensee is desirous of securing, and Licensor is willing to grant to Licensee, a non-exclusive license to use or otherwise implement Licensor’s GTL Technology at the Wharton Plant and to make, sell, and offer for sale the products produced at the Wharton Plant via the GTL Technology.

Therefore, in consideration of the premises, mutual covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Licensor and Licensee, intending to be legally bound, agree as follows:

Definitions

1. “Effective Date” shall mean the date the last signature is affixed below.

2. “Confidential Information” means any and all technical and business information, whether in graphic, electronic, written or oral form, including but not limited to any ideas, techniques, drawings, schematics, plans, designs, descriptions, technical information, specifications, works of authorship, patent applications or other filings, intellectual property, trade secrets as defined by precedent in the State of Texas including any formulas, device or compilation of information utilized by GWTI, information gleaned from access to the G-ReformerTM model(s) and/or the GTL Units, Inventions, Greenway-Related Developments, know-how, processes, algorithms, software programs, software source documents, formulae related to GWTI’s current, future, and proposed technologies, products and/or services, the G-ReformerTM, the GTL Unit, F-T Catalysts, and/or Proprietary Information. Confidential Information also includes any of GWTI’s information and/or materials concerning research, assessments, experimental work, development, engineering, statistical information, accounting, economic and/or financial information, purchasing, components, materials, customer and/or vendor lists, suppliers, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans as well as GWTI’s financial plans and records, marketing plans, business strategies, pricing, pricing strategies, professional rates and relationships with third parties, client lists, present and proposed products, methodologies, techniques, know-how, computer software programs and descriptions of functions and features of software, source code, computer hardware designs, information regarding customers and suppliers, employees and affiliates, including all originals, copies, digests and summaries in any form as well as all other proprietary information that a third party who may benefit from access to and/or use of such information and/or in the oil & gas industry.

3. “Development(s)” means Inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship.

4. “F-T Catalyst(s)” means the catalysts used in the F-T Process to increase the rate of a chemical reaction resulting in the desired output of the GTL Unit.

5. “F-T Process” means the Fischer-Tropsch Process, either in the currently-known process or as modified through additional research, Inventions, which is a set of catalytic chemical reactions that change a mixture of carbon monoxide gas and hydrogen gas into hydrocarbons of various molecular weights according to the following equation: (2n+1) H2 + nCO → Cn H2n+2 + n H2O.

6. “G-ReformerTM” means the syngas generation equipment conceived of and created by GWTI that converts natural gas into syngas for use in the downstream F-T Process of the GTL Unit.

7. “GTL Unit” means the combination of equipment including the G-ReformerTM and a Fischer–Tropsch Process that will produce, without the need for expensive steam methane reformers, synthetic fuel(s) using the F-T Process.

8. “Improvement” means any alteration, revision, reformulation, modification or improvement of any type in and/or relating to (i) the Licensed Intellectual Property (including any formula, method, specifications or process), (ii) Invention, (iii) Development, (iv) G-ReformerTM and/or (v) GTL Unit.

9. “Intellectual Property” means any Inventions, intellectual property as that term is defined and/or used in U.S. federal patent cases, patents, trademarks, copyrights, Developments, Improvements, processes, methods, formulae, specifications, ideas, trade secrets, know how, discoveries or the like relating to any aspect of, or resulting from, the production of the G-ReformerTM, including any data, results, information and notes deriving from and relating thereto.

10. “Invention” means any new and useful process, machine, article of manufacture, or composition of matter, or any new and useful improvement thereof.

11. “Licensed Intellectual Property” shall include:

(a) “Licensed Patents,” meaning the patents and applications for patent set forth on Schedule I, Part A attached hereto and all patents and patent applications claiming priority to or from such patents, including all continuation applications, continuation-in-part applications, divisional applications, reissue applications, and reexamination applications;

(b) GWTI’s Intellectual Property;

(c) “Licensed Marks,” meaning the trademarks and applications for trademark set forth on Schedule I, Part B; and

(d) “Licensed Know-How,” meaning any trade secret or other know-how necessary to make, have made, use, or otherwise implement Licensor’s GTL Technology or to sell import, export, or offer to sell products produced via the GTL Technology.

All other terms defined in this agreement elsewhere are incorporated herein by reference.

License Grant & Conditions:

(A) License to Use Licensed Intellectual Property. Licensor grants to Licensee a royalty-free, non-exclusive, non-transferable license in, to, and under the Licensed Intellectual Property to use, or otherwise implement Licensor’s GTL Technology at the Wharton Plant, and/or to sell or offer to sell products (e.g., fuel, water, & heat energy) produced at the Wharton Plant via the GTL Technology in the United States. This License is intended for the life of the Wharton Plant operated by Licensee, unless extended or expanded in writing by agreement of the Parties. This License does not grant any additional expectations, interests, or rights to use or benefit – directly or indirectly – from the GTL Technology, Licensor’s GTL Unit, G-Reformer™, and/or Licensed Intellectual Property at any location other than the Wharton Plant or for any other purpose not explicitly granted under the terms of this Agreement.

(B) The rights and licenses herby granted cannot be sub-licensed, conveyed, shared, transferred, or otherwise assigned unless agreed to beforehand in writing by the Licensor after vote by GWTI’s board of directors. Any permitted sub-licensees shall agree in writing before receiving any protected or confidential information and/or any of the Licensed Intellectual Property and to be bound by the terms and conditions of this License in the same manner and to the same extent as Licensee.

(C) It is the Parties’ mutual understanding and agreement that this license is expressly intended to facilitate the third-party certification of GWTI’s intellectual property, GTL Technology, GTL Unit, G-Reformer™, or any related equipment or technology for purposes of demonstrating such as a commercially-viable technology for producing syngas from the G-Reformer™ and/or marketable fuel products from, through, and/or utilizing the GTL Technology and/or Licensed Intellectual Property (hereinafter the “Pending Certification”). As a material part of the consideration for entering into this License, Licensee shall take all commercially-reasonable steps necessary to enable and assist GWTI to obtain such third-party certification, including working with needed personnel to do so. Licensee shall permit, subject to the execution of any liability release required by Licensee, GWTI and its designees unfettered and full access to the Wharton Plant for any purpose as GWTI deems necessary, including but not limited to prospecting and demonstration.

(D) Licensor represents and warrants that, to the fullest extent commercially reasonable, it will provide any assistance, including provision of personnel, material, and data, necessary or beneficial for Licensee’s utilization of the GTL Technology at the Wharton Plant, including but not limited to equipment set-up, integration, implementation, and trouble-shooting.

(E) To the extent that the Licensed Intellectual Property is subject to any governmental, quasi-governmental, industry, or other certifications, registrations, or approvals (collectively “Certifications”), to the extent any such Certifications are assignable or transferable to, or may be otherwise used by, Licensee in connection with the utilization of the GTL Technology by Licensee, Licensor shall use commercially reasonable efforts to assign or transfer such Certifications to Licensee or secure the right for Licensee to use such Certifications, at Licensee’s cost and expense.

(F) Once the Pending Certification is achieved, the Parties may discuss the extension of this License and/or any other terms that are mutually agreed upon.

No Other Grant of Rights

1. This license does not convey or otherwise bestow upon Licensee the authority, power, and/or rights to market and/or negotiate the assignment, conveyance, lease, sale and/or use of the Licensed Intellectual Property, GTL Technology, GTL Unit, G-ReformerTM, or any related equipment or technology. In the absence of a separate written agreement between the Parties extending such rights to OPM, GWTI will remain solely responsible for such marketing and/or sales.

2. GWTI shall have the sole right to develop, market, license and/or patent any Invention and/or Development resulting from the operation of the Wharton Plant using, in whole or part, the Licensed Intellectual Property, GTL Technology, GTL Unit, G-ReformerTM, or any related equipment or technology.

3. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, Licensed Intellectual Property, products or materials of GWTI or any other entity, regardless of whether such technology, intellectual property rights, products or materials are dominant, subordinate or otherwise related to any patent rights.

Confidentiality and Protecting Licensed Intellectual Property

(A) Enforcement and Protection of Licensed Intellectual Property. The Parties agree they have a mutual interest in protecting the Licensed Intellectual Property and Confidential Information relating to GTL Technology, GTL Unit, G-ReformerTM, or any related equipment or technology, and have a mutual interest in maintaining the validity and enforceability of such materials by challenging any unauthorized infringement of the Licensed Intellectual Property. Licensee will cooperate fully with Licensor at all times with respect to the maintenance, enforcement and protection of Licensed Intellectual Property. Licensee shall cooperate with GWTI and its attorneys in connection with any litigation or other proceeding related to the validity, infringement, or protection of Licensed Intellectual Property and Confidential Information relating to GTL Technology, GTL Unit, G-ReformerTM, or any related equipment or technology. Licensee’s cooperation shall include, without limitation, providing assistance to GWTI’s counsel, experts, and consultants, and providing truthful testimony in hearing, pretrial, and trial proceedings.

(B) In the event that Licensee shall learn of any perceived infringement or misappropriation of any of the Licensed Intellectual Property by any third party, Licensee shall immediately notify Licensor of such perceived infringement and take all commercially-reasonable steps necessary to protect against the further disclosure, infringement and/or misappropriation of Licensed Intellectual Property and Confidential Information relating to GTL Technology, GTL Unit, G-ReformerTM, or any related equipment or technology.

(i)	OPM shall have the right to bring suit on behalf of GWTI to prevent infringement or other unauthorized use of the Licensed Intellectual Property, at its sole and absolute expense and discretion. OPM shall have no right to enforce, or receive any awards, monies, or settlement amounts resulting from the enforcement of, the Licensed Intellectual Property.

(ii)	In any suit brought by GWTI against a third party to protect or enforce any aspect of the Licensed Intellectual Property, OPM shall, at the request of GWTI and at its expense, cooperate in all respects and, to the extent possible, have its employees testify and make available relevant records, papers, information, samples, specimens and the like.

Patent Marking

Licensee agrees that each and every product which incorporates subject matter claimed in any patent included in the Licensed Intellectual Property shall be conspicuously marked, by tag, label, text, or otherwise to conform with 35 U.S.C. § 287(a).

Representations & Warranties:

Licensor represents and warrants that it is the sole and exclusive owner of, or has the right to license, the Licensed Intellectual Property.

Default; Remedies; Termination

(A) Default; Termination. Notwithstanding the grant of the license hereby, a Party may terminate this License by giving written notice to the other Party of such termination in the event of a material breach of this License by the other Party (subject to the that Party’s right to cure within thirty (30) days after receipt of such notice) or upon the occurrence of one or more events of default described herein. In the event that GWTI provides such written notice, the Parties agree that this License is suspended immediately until such time as the dispute arising from the material breach or event of default has been adjudicated or otherwise resolved by the Parties through a mutually-agreeable settlement. As used in this License, an event of default permitting a Party to terminate this License includes but is not limited to the following:

(i) Any meritorious attempt by any creditor or other party to seize, garnish, foreclose, remove or otherwise exert control over the Licensed Intellectual Property, G-ReformerTM, GTL Unit and/or any other equipment or material belonging to GWTI located at the Wharton Plant;

(ii) Licensee becomes insolvent or makes an assignment for the benefit of any creditor, is unable to pay any obligations to others as they mature, or if any petition is filed by or against Licensee under any provision of any state or federal law or statute alleging that Licensee is insolvent or unable to pay debts as they mature or under any provision of the United States Bankruptcy Code;

(iii) Licensee (1) dissolves or terminates its existence, (2) discontinues its operations, (3) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of it or of all or a substantial part of its property, (4) generally fails to pay its debts as they come due in the ordinary course of business, or (5) commences, or files an answer admitting the material allegations of or consent to, or defaults in a petition filed against it in, any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeks or has an order for relief entered with respect to it under the United States Bankruptcy Code, or seeks reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other similar relief with respect to it or its debt;

(iv) A receiver, conservator, liquidator, custodian or trustee of Licensee is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than thirty (30) days; or any of the property of Licensee is sequestered by court order and such order remains in effect for more than thirty (30) days; or a petition is filed or a proceeding is commenced against Licensee under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing;

(v) The levy or execution of any attachment, execution or other process against any material part of the equipment or material belonging to GWTI located at the Wharton Plant that is not timely and completely stayed by appropriate proceedings and/or bonding requirements;

(vi) Licensee conceals, removes, or permits to be concealed or removed, any part of GWTI’s property, the Licensed Intellectual Property, G-ReformerTM, GTL Unit and/or any other equipment or material belonging to GWTI located at the Wharton Plant; or make any transfer of such property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffer or permit, while insolvent, any creditor to obtain a Lien upon any of its respective property through legal proceedings or distraint or other process which is not vacated within thirty (30) days from the date thereof; or

(vii) The addition of a new member of OPM Green Energy, LLC (as described in Article III of its Limited Liability Agreement) without the consents or approvals required thereunder.

(viii) The distribution of this License to the Licensor in connection with the dissolution of the Licensee.

(B) GWTI’s Property. In the event of any default by Licensee and/or any type of legal or equitable action by any creditor of Licensee and/or its officers, directors, or members, it is expressly understood and agreed that GWTI’s Licensed Intellectual Property, GTL Technology, GTL Unit, G-ReformerTM, or any related equipment or technology (collectively “GWTI’s Property”) – whether located at the Wharton Plant or elsewhere – are not assets of Licensee and may not be liened, encumbered, pledged, or otherwise assigned to or for the benefit of any creditor or other party. Licensee shall take all steps necessary to prevent any other party from exerting control over, moving, and/or gaining access to GWTI’s Property, and in the event of any default by Licensee, Licensor shall have the absolute right to take possession of and, if deemed necessary by Licensor, remove GWTI’s Property.

(C) Preservation of GWTI’s Property. Following the occurrence of a material breach or an event of default, in addition to the rights and remedies set forth herein, Licensor: (a) may at any time take such steps as Licensor deems necessary to protect Licensor’s interest in and to preserve GWTI’s Property, including the hiring of such security guards or the placing of other security protection measures as Licensor may deem appropriate; (b) may employ and maintain at any of Licensee’s premises a custodian who shall have full authority to do all acts necessary to protect Licensor’s interests in GWTI’s Property; (c) may lease warehouse facilities to which Licensor may move all or part of GWTI’s Property; (d) may use Licensee’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing GWTI’s Property; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where GWTI’s Property is located, and may proceed over and through Licensee’s owned or leased property. Licensee shall cooperate fully with all of Licensor’s efforts to preserve GWTI’s Property and will take such actions to preserve GWTI’s Property as Licensor may direct. All of Licensor’s expenses of preserving GWTI’s Property, including any expenses relating to the bonding of a custodian, shall be added to the Licensee’s obligations under the terms of this Agreement.

Assignment and Sale of Licensed Intellectual Property

No term or provision herein shall be construed to limit the Licensor’s rights to sell, assign, license, or otherwise convey all or substantially all rights in and to one or more of the Licensed Intellectual Property (cumulatively, “sell”) at any time.

Miscellaneous

1) Governing Law: This License shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice-of-law principles.

2) Notices: All notices hereunder shall be in writing, and shall be given personally, by facsimile, certified mail or by overnight courier to the address set forth herein or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

3) Modifications: This License shall not be changed, modified, or amended except in writing and signed by both Parties.

4) Participation in Drafting. Each of the Parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any provisions of this Agreement.

5) Confidentiality: The terms and conditions of this License (but not its existence) are confidential information and neither Party shall disclose such terms and conditions to third parties without the prior written consent of the other Party.

6) Severability; Waiver: If any provision of this License (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this License shall not be affected thereby and shall be binding upon the Parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this License. The failure by either Party to insist upon strict performance of any of the provisions contained in this License shall in no way constitute a waiver of its rights as set forth in this License, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this License.

7) Headings: The headings of this License are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this License.

8) Counterparts: This License may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this License delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this License.

9) Attorney’s Fees. Each Party shall bear all of the attorneys’ fees of its own counsel and its own court costs in connection with the Lawsuit and this Agreement.

10) Entire Agreement and Successors in Interest. This Agreement contains the entire agreement between the Parties with regard to matters set forth herein, and shall be binding upon and inure to the benefit of the executors, administrators, successors in interest and assigns of each. All prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

11) Severability & Savings Clause. If any provision of this Agreement is determined by any court or governmental authority to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable. If the removal of the provisions rendered the Agreement invalid, unenforceable or void materially alters the obligations of either party in such manner as to cause serious financial hardship to a Party, or cause a Party to act in violation of its articles or bylaws, the Party so affected shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the other party. The affected Party shall make all reasonable efforts, if requested by the other party, to negotiate amendments to this Agreement that will abrogate the undesirable effects of such statute, regulation, or judicial decision. Further, should any provisions within this Agreement ever be reformed or rewritten by judicial body, such provisions as so rewritten shall be binding upon the Parties.

12) Duplicate Originals. It is understood and agreed this Agreement is being executed in a number of identical counterparts, each of which shall be deemed as an original for all purposes.

13) Parties Bound & Assignment of Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and upon their respective successors in interest of any kind whatsoever. This Agreement shall not be assignable by University but may be assigned to an entity wholly owned or owned substantially by GWTI or affiliated with GWTI.

{Signatures on the Following Page}

Agreed to by and between the Parties as evidence by the signatures below:

Licensor:

Greenway Technologies, Inc.,

By:	/s/ Kent Harer
Name:	Kent Harer
Title:	President (Acting)
Date:	August 24, 2019

Licensee:

OPM Green Energy, LLC

By:	/s/ Kevin Jones
Name:	Kevin Jones
Title:	Manager
Date:	August 24, 2019

SCHEDULE I

LICENSED INTELLECTUAL PROPERTY

PART A: LICENSED PATENTS:

TITLE	COUNTRY	STATUS	SER. NO.	PATENT NO.	ISSUED
NATURAL GAS TO LIQUID FUELS	US	Issued	13/769,079	8,574,501	Nov. 5, 2013
NATURAL GAS TO LIQUID FUELS	US	Issued	14/070,845	8,795,597	Aug. 5, 2014

PART B: LICENSED MARKS:

MARK	COUNTRY	STATUS	SER. No	REG. NO.	REGISTERED
G-REFORMER	US	Pending	87500045	N/A	N/A

[Schedule I to Intellectual Property License]